Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL UPDATES FINANCIAL GUIDANCE
FOR FIRST QUARTER 2010

KING OF PRUSSIA, PA — March 16, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today updated financial guidance for first quarter 2010. Previously, InterDigital® expected first quarter 2010 revenue to be in the range of approximately $78 million to $79 million, excluding the impact of any new agreements signed during first quarter 2010 or the potential impact of any additional royalties identified in audits regularly conducted by the company. InterDigital recently announced a new license agreement and an audit resolution. The company expects that the new agreement and audit resolution will add approximately $37.5 million to $38.5 million, substantially related to past sales, to total first quarter 2010 revenue.

“First quarter 2010 reflects our continued ability to add new licensees for our broad 3G portfolio and a solid recovery in handset sales,” commented Scott McQuilkin, InterDigital’s Chief Financial Officer. “We saw marked improvement in sales by our per-unit licensees with exposure to smartphone sales and an improvement in the Japanese market.”

About InterDigital

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide.  We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment.  InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s first quarter 2010 revenue. Words such as “expects,” “approximately,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to: (i) additional patent license or technology solutions agreements, or amendments to existing patent license or technology solutions agreements; (ii) the accuracy of market sales projections of the company’s licensees and timely receipt and final reviews of quarterly royalty reports from the company’s licensees and related matters; and (iii) amounts of royalties payable following other routine audits, if any, and the timely receipt of such amounts during first quarter 2010. InterDigital undertakes no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800